UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

    ☒ Filed by the Registrant         ☐ Filed by a Party other than the Registrant

Check the appropriate box:
    ☐ Preliminary Proxy Statement
    ☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐ Definitive Proxy Statement
    ☒ Definitive Additional Materials
    ☐ Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
    ☒ No fee required.
    ☐ Fee paid previously with preliminary materials.
    ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 3, 2023

Dear Fellow Shareholders:

I am writing in response to Proxy Impact’s Exempt Solicitation of May 3, 2023. The assertions by Proxy Impact are false and not supported by the record.

On March 23, 2023, CNX Resources Corporation (“CNX”) filed its 2023 Proxy Statement (“Proxy”) (and related materials) with the Securities and Exchange Commission (“SEC”). The Proxy contains a shareholder proposal from Handlery Hotels, Inc. and its representative Proxy Impact requesting that CNX’s Board of Directors conduct an annual evaluation and issue a report on how CNX’s lobbying and policy influence activities align with the Paris Agreement on climate (the “Proposal”). CNX’s Board of Directors oppose this Proposal and included a formal Statement of Opposition in the Proxy.

As Proxy Impact is aware, we have repeatedly reached out and offered to engage with our shareholder, Handlery Hotels. These efforts included communications offering to engage on February 21, 2023, February 27, 2023, March 27, 2023, April 11, 2023, April 17, 2023 and April 24, 2023. I am enclosing a copy of our letter to Jon Handlery, CEO of Handlery Hotels Inc., providing a detailed record of our efforts.

Proxy Impact’s allegations are false. I continue to encourage you to review the available materials as you consider your vote. All of CNX’s proxy materials, including its Proxy Statement, are filed with the SEC and are available at https://investors.cnx.com/sec-filings.

In closing, CNX urges you to vote your shares at its Annual Meeting of Shareholders on May 4, 2023 at 10:00 a.m. EST, and we recommend a vote AGAINST the Shareholder Proposal.

Sincerely,

Nick DeIuliis
President and Chief Executive Officer

Enclosures

May 3, 2023

VIA UPS Overnight and Email to Proxy Impact

Jon Handlery, CEO
Handlery Hotels Inc.
180 Geary Street, Suite 700
San Francisco, California 94108

Dear Jon,

We note the exempt solicitation that Proxy Impact filed on your behalf today. We have reviewed the exempt solicitation in full and the allegations are without merit. There have been no false or misleading statements or omissions.

Proxy Impact wrongfully alleges that CNX provided false and misleading information relating to your lack of engagement with CNX.

A review of the timeline accurately reflects the numerous efforts by CNX to engage with you, and the unwillingness of you/Handlery Hotels, the shareholder, to engage with us.

We first heard from Proxy Impact, on your behalf, on November 22, 2022, when we received your shareholder proposal (“Proposal Submission”). There was no prior engagement by you/Handlery Hotels to talk with us about any substantive matters or concerns. In the Proposal Submission, you and Proxy Impact committed to be available to speak “at a mutually convenient time.”

We then proceeded to conduct the proper due diligence and to ensure compliance with SEC rules regarding your Proposal Submission. We informed you and Proxy Impact of deficiencies with the Proposal Submission that were not remedied in our view.

Pursuant to the SEC rules, on February 21, 2023, we provided to you our Opposition Statement where I welcomed speaking directly with you, Jon Handlery, an officer of Handlery Hotels, our shareholder. While Proxy Impact confirmed receipt of our Opposition Statement via email on February 22, 2023, there was no response by you or Proxy Impact to engage in a meeting despite our invitation.

We shortly thereafter followed up with a request on February 27, 2023, to speak with you to discuss the proposal and Proxy Impact responded on March 3, 2023 that it would get back to us with suggested times for a call. We did not receive suggested times for a call.

Then, on March 23, 2023, we filed our Proxy Statement which included your shareholder proposal. Shortly after our Proxy Statement filing, in my letter to you on March 27, 2023, I again extended an invitation to you to contact me at any time to discuss. Proxy Impact’s response on March 28, 2023 advised that they will get back to us “as needed.” We did not hear from you, our shareholder.

On April 7, 2023, well after our Proxy Statement was filed, including your shareholder proposal, Proxy Impact provided the potential call dates. Maintaining CNX’s consistent desire to speak with you/Handlery Hotels, our shareholder, we replied on April 11, 2023 (contrary to Proxy Impact’s allegation that we did not respond to this offer to engage) stating that while Proxy Impact was welcome to arrange and participate in a discussion, we requested your direct participation in any engagement as you are the concerned shareholder. We filed this response letter with the SEC along with other related correspondence to ensure that all shareholders have the benefit of important information and details to make an informed voting decision on the Proposal. We received no response.

Subsequent to Proxy Impact’s solicitation filing on April 13, 2023, we reached out yet again with another letter on April 17, 2023, which closed with our looking forward to the opportunity to speak directly with you, and my standing invitation to contact us at any time. We did not hear back from you.

Finally, in our last attempt to facilitate a direct shareholder engagement with you/Handlery Hotels, we extended an invitation to you in our April 24, 2023 letter to meet with us, including for an operational field tour to learn more about the company you’ve invested in. You declined our invitation on May 1, 2023.

The record, our letters, and our transparent public filings accurately reflect consistent invitations and a sincere willingness by CNX to engage directly with you/Handlery Hotels. The record also reflects non-responses and an unwillingness by you/Handlery Hotels to engage in direct discussions with CNX.

We highly value the shareholder engagement process and meeting with the true owners of the company. We continue to seek meaningful dialogue with you/Handlery Hotels, as we do with all our owners.

As always, Jon, feel free to contact me any time if you would like to speak.

Respectfully,

Nick DeIuliis

cc: Michael Passoff, Proxy Impact (via email)

Important Additional Information Regarding Proxy Solicitation

CNX Resources Corporation (the “Company” or “CNX”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). On March 23, 2023, the Company filed a definitive proxy statement and other related materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE 2023 ANNUAL MEETING.

Shareholders may obtain, free of charge, copies of the 2023 Proxy Statement and any other documents filed or to be filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.cnx.com) or by writing to the Company’s Secretary as follows:

CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive
Canonsburg, PA 15317

This statement may contain forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this statement speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions "Forward- Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including a global or domestic health crisis; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.